Exhibit 99.1

For Immediate Release Contact: Harvey Grossblatt, CEO Universal Security Instruments, Inc. 410-363-3000, Ext. 224 or Don Hunt, Jeff Lambert Lambert, Edwards & Associates, Inc. 616-233-0500

Universal Security Instruments Reports First-Quarter Results

OWINGS MILLS, MD, September 28, 2015 – Universal Security Instruments, Inc. (NYSE Amex: UUU) today reported results for its first fiscal quarter ended June 30, 2015.

Universal reported sales of $2,936,490 for the quarter ended June 30, 2015 versus $2,514,385 for the comparable period of last year. While operating losses decreased from $737,967 in the 2014 quarter to $481,662 in the 2015 quarter on improved margins, the Company reported a net loss of $777,077, or $0.34 per basic and diluted share, compared to a net loss of $742,849 or $0.32 per basic and diluted share, for the same period last year.

“The Company received two additional approvals for its sealed smoke alarm and carbon monoxide alarm products to complete its line of ionization smoke alarms and will start to deliver these two models in the quarter ending September 30, 2015. The primary reason for the increase in sales and higher gross margins during the current quarter was due to the delivery of our new sealed products and we expect this trend to continue. Our Joint Venture continues to experience diminished gross profit margins due to higher labor and material costs. We anticipate that the Joint Venture will be able to improve its gross profit margins later this fiscal year.” said Harvey Grossblatt, Universal CEO.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,
	2015	2014
Sales	$2,936,490	$2,514,385

Net loss:	$(777,077)	$(742,849)
Net loss per share – basic	$(0.34)	$(0.32)
Net loss per share – diluted	$(0.34)	$(0.32)

Weighted average number of common shares outstanding:
Basic	2,312,887	2,312,887
Diluted	2,312,887	2,312,887

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2015	June 30, 2014
ASSETS
Cash	$253,362	$2,957,497
Accounts receivable and amount due from factor	2,258,378	1,607,728
Inventory	4,683,601	3,530,159
Prepaid expense	476,399	345,040

TOTAL CURRENT ASSETS	7,671,740	8,440,424
INVESTMENT IN HONG KONG JOINT VENTURE	12,562,630	14,125,751
PROPERTY, PLANT AND EQUIPMENT – NET	166,782	210,495
OTHER ASSETS AND DEFERRED TAX ASSET	26,000	38,134
TOTAL ASSETS	$20,427,152	$22,814,804

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of credit - Factor	$426,732	$-
Accounts payable and accrued expenses	1,942,470	779,797
Accrued liabilities	171,545	224,433
TOTAL CURRENT LIABILITIES	2,540,747	1,004,230
LONG TERM OBLIGATION	-	25,000
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,887 at June 30, 2015 and June 30, 2014	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Retained earnings	3,811,255	7,692,267
Equity in Comprehensive Income of Joint Venture	1,166,180	1,184,337
TOTAL SHAREHOLDERS’ EQUITY	17,886,405	21,785,574
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$20,427,152	$22,814,804